HOME PROPERTIES ANNOUNCES MODIFIED ROLE FOR KEY EXECUTIVE

ROCHESTER, NY, AUGUST 23, 2000 / PRNEWSWIRE / -- Home Properties (NYSE:HME) announced that Amy L. Tait, Executive Vice President and Director, has chosen to modify her role with the Company in order to spend more time with her family and pursue other interests. Mrs. Tait will continue as a full-time employee of the Company for approximately six months, until her day-to-day responsibilities are fully reassigned and absorbed. She will thereafter remain as a non-employee Director and will be engaged as a consultant to Home Properties.

  In making her announcement to the Board of Directors, Mrs. Tait stated, "This was a very difficult personal decision, which was strongly influenced by my desire to spend more quality time with my husband and young children. I am committed to accomplishing a smooth transition and to actively participating in the continued success of Home Properties. While it will be necessary for me to liquidate some of my vested stock options at this time, I remain very enthusiastic about the future of the Company and plan to retain all of my other current ownership interests."

According to Norman Leenhouts, Chairman and Co-CEO of Home Properties, "Amy has made a significant contribution to the growth and success of this organization over the past 17 years. While we will miss her daily involvement, we continue to have a strong team in place to execute our growth strategy. Our Board of Directors is pleased that Amy will continue to participate in the strategic leadership of Home Properties."

HOME PROPERTIES, THE 11TH LARGEST APARTMENT COMPANY IN THE UNITED STATES, IS A FULLY INTEGRATED, SELF-ADMINISTERED, AND SELF-MANAGED REAL ESTATE INVESTMENT TRUST ("REIT"). WITH OPERATIONS IN SELECT NORTHEAST, MIDWEST, AND MID-ATLANTIC MARKETS, THE COMPANY OWNS, OPERATES, ACQUIRES, REHABILITATES, AND DEVELOPS APARTMENT COMMUNITIES. CURRENTLY, HOME PROPERTIES OPERATES 311 COMMUNITIES CONTAINING 48,661 APARTMENT UNITS. OF THESE, 36,835 UNITS IN 136 COMMUNITIES ARE OWNED DIRECTLY BY THE COMPANY; 8,225 UNITS ARE PARTIALLY OWNED AND MANAGED BY THE COMPANY AS GENERAL PARTNER, AND 3,601 UNITS ARE MANAGED FOR OTHER OWNERS. THE COMPANY ALSO MANAGES 1.7 MILLION SQUARE FEET OF COMMERCIAL SPACE. HOME PROPERTIES' COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "HME" AND ON THE BERLIN STOCK EXCHANGE UNDER THE SYMBOL "HMP GR". FOR MORE INFORMATION, VIEW HOME PROPERTIES' WEB SITE AT .

FOR FURTHER INFORMATION:
         Norman Leenhouts, Chairman and Co-CEO, (716) 246-4109
         David P. Gardner, Chief Financial Officer, (716) 246-4113 Amy L. Tait, Executive Vice President, (716) 246-4108